Exhibit A-1

                          GPU ADVANCED RESOURCES, INC.
                                  Balance Sheet
                               September 30, 1998
                         -----------------------------
                                   (Unaudited)




Assets

Current assets:
  Cash and temporary cash investments                   $ 1,100,635
  Accounts receivable:
    Customers                                             1,554,790
    Other                                                     1,499
  Deferred income taxes                                     105,000
  Prepayments                                                 9,157
                                                              -----

          Total current assets                            2,771,081
                                                          ---------


Other property and investments                               82,733
                                                             ------


          Total Assets                                  $ 2,853,814
                                                        ==========




Liabilities & Stockholder's Equity

Current liabilities:
  Accounts payable                                      $ 2,913,443
  Other                                                   1,130,350
                                                         ----------

          Total current liabilities                       4,043,793
                                                          ---------


Deferred income taxes                                       118,046
                                                            -------


Stockholder's equity:
  Common stock                                                  100
  Capital surplus                                         4,800,000
  Retained earnings                                     (6,108,125)
                                                        ----------

      Total stockholder's equity                        (1,308,025)
                                                        ----------


          Total Liabilities & Stockholder's Equity      $ 2,853,814
                                                        ===========



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                                                                     Exhibit A-1

                          GPU ADVANCED RESOURCES, INC.
                              Statements of Income
                                   (Unaudited)





                                                 Three Months     Nine Months
                                                     Ended           Ended
                                                 Sept.30,1998    Sept.30,1998


Operating Revenues                               $ 3,119,451    $  8,336,750
                                                   ----------     ------------


Other operation and maintenance                    3,586,749      10,607,803
                                                   ---------      ----------


Operating Income/(Loss)                           (  467,298)     (2,271,053)


Other Income and Expenses                             23,437          75,014
                                                  ----------      ----------



Earnings Before Income Taxes                      (  443,861)     (2,196,039)


  Income tax benefit                              (  155,351)     (  768,113)
                                                  ----------      ----------


Net Loss                                         $(  288,510)    $(1,427,926)
                                                  ==========      ==========